Exhibit 5.1

PARTNERSHIP CONSTITUEE SELON LE DROIT DE L’OHIO, USA

AVOCATS AU BARREAU DE PARIS

2, RUE SAINT-FLORENTIN • 75001 PARIS

TELEPHONE: (0)1.56.59.39.39 • FACSIMILE: (0)1.56.59.39.38 • TOQUE J 001

JONESDAY.COM

April 4, 2024

Sanofi

46, rue de la Grande Armée

75017 Paris, France

Re: Registration Statement on Form F-3 Filed by Sanofi

Ladies and Gentlemen:

We have acted as special French counsel for Sanofi, a French société anonyme (the “Company”), in connection with the authorization of the possible issuance and sale from time to time, on a delayed basis, by the Company of debt securities (obligations under French law) of the Company (the “Debt Securities”) in one or more series, as contemplated by the Registration Statement on Form F-3 as filed with the United States Securities and Exchange Commission (the “Commission”), to which this opinion is filed as an exhibit (as the same may be amended from time to time, the “Registration Statement”). The Debt Securities may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, and taking into account the provisions of French law which we consider applicable, we are of the opinion that, as of the date hereof, the Debt Securities, when issued by the Company in accordance with the resolutions of the conseil d’administration (board of directors), will be duly authorized.

In our examination of the foregoing documents, we have assumed, with your consent, the authenticity of the signatures on the documents submitted to us as original copies, and the conformity of all copies of documents with the originals thereof.

In rendering the foregoing opinion, we have assumed that: (i) the Registration Statement, and any amendments thereto, will have become effective (and will remain effective at the time of issuance of any Debt Securities thereunder); (ii) the Company will issue and

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April 4, 2024

deliver the Debt Securities in the manner contemplated by the Registration Statement and the amount of Debt Securities issued will remain within the limits of the then authorized but unissued amounts of such Debt Securities; and (iii) all Debt Securities will be issued in compliance with applicable securities laws.

As to facts material to the opinion and assumptions expressed herein, we have relied upon written statements and representations of officers and other representatives of the Company. We are members of the Paris bar and this opinion is limited to the laws of France. This opinion is subject to the sovereign power of the French courts to interpret the facts and circumstances of any adjudication.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Validity of Securities” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is given on the basis that it is to be governed by, and construed in accordance with, the laws of France.

Very truly yours,

/s/ Jones Day